Exhibit 99.1

New Oriental Energy & Chemical Corp Completes
$1.7 Million Private Placement

XINYANG, CHINA--(May 4, 2010) - New Oriental Energy & Chemical Corp. (NASDAQ: NOEC) (the "Company"), a China-based specialty chemical and emerging coal-based alternative fuel manufacturer, announced it has successfully raised $1,700,000 through the issuance of units consisting of common stock and warrants to certain accredited investors.

Mr. Chen Si Qiang, CEO and Chairman of the Company, stated, "We are pleased to have received the support of investors to raise these funds which we expect to utilize for general corporate purposes.”

Description of Financing

As part of the private placement, on May 3, 2010, New Oriental Energy & Chemical issued 1,360,000 million units ("the Units") with an aggregate principal amount of $1.7 million.  Each unit consisted of 1 share of common stock, and a warrant to purchase one-half of one share of common stock (the “Warrants”) at a purchase price per unit of $1.25.

The term of the Warrants will be for two and a half years with an exercise price of two dollars ($2.00) and will not be exercisable until six months following the issuance of the Warrants.

Internet Securities, Inc. acted as the sole placement agent in the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp. (NASDAQ: NOEC) is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, in the PRC. The Company's core products are urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated from its focus on expanding production of coal-based alternative fuels, in particular, methanol, as an additive to gasoline and dimethyl ether (DME), which has been a cheaper, more environmentally friendly alternative to LPG for home heating and cooking, and diesel fuel for cars and buses. All of the Company's sales are made through a network of distribution partners in the PRC. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contacts:

Li Donglai
Chief Financial Officer
New Oriental Energy & Chemical Corp.
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 139-3764-6299

Ken Donenfeld
DGI Investor Relations
donfgroup@aol.com
kdonenfeld@dgiir.com
Ph: (212) 425-5700
Fax: (646) 381-9727